EXHIBIT 99.1

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Goodness Growth Holdings Provides Management Update

– Company appoints Josh Rosen to the role of Interim President effective immediately –

MINNEAPOLIS, MN – December 5, 2022 – Goodness Growth Holdings, Inc. ("Goodness Growth" or the "Company") (CSE: GDNS; OTCQX: GDNSF), a physician-led, science-focused cannabis company and IP developer, today announced that it has appointed Josh Rosen to the role of Interim President, effective immediately. Mr. Rosen has been serving as a director of the Company since August 2021. While he will continue to serve on the Company’s board of directors, his position as Interim President will significantly expand his roles and responsibilities.

Mr. Rosen’s new roles and responsibilities will focus on driving operational efficiencies and adult-use preparedness in the Company’s various operating markets to better align resources to capitalize on the growing adoption of adult-use regulations and managing the Company’s key capital and strategic relationships. Goodness Growth’s C-Suite of executives will begin reporting directly to Mr. Rosen, effective immediately. Dr. Kyle Kingsley will continue in his role as Chairman and Chief Executive Officer, with primary responsibilities focused on collaborating with Mr. Rosen on strategy, government relations and the Company’s ongoing commitment to effective medical cannabis products. Mr. Rosen and Dr. Kingsley will both report directly to the Company’s Board of Directors.

“Josh has become an invaluable strategic advisor to our board since he joined last year, and we’re pleased to expand his responsibilities given his proven cannabis industry and capital markets expertise," said Chairman and Chief Executive Officer, Kyle Kingsley, MD. "Josh is uniquely positioned to help optimize our operations in adult-use markets, and his track record in the capital markets and insights on executing strategic transactions remain extremely beneficial to our team."

Mr. Rosen commented, “I am looking forward to helping the Company capitalize on its compelling platform of emerging adult-use markets and drive successful outcomes for shareholders. I’ve known and admired Kyle’s tireless efforts and enthusiasm for the intersection of cannabis and wellness for several years and as a long-term investor in the Company, I see significant potential for value creation at what’s become an important crossroads for the Company with the recent disappointing termination of the planned merger with Verano.”

Mr. Rosen also serves as Managing Partner at Bengal Capital, and was formerly Chief Executive Officer and Chairman of 4Front Ventures. At 4Front, Josh helped lead the transformation of a pioneering industry consulting firm into an operations-focused, multi-state operator, notably including the acquisition of Cannex Capital. Prior to 4Front, Josh gained private equity experience managing the investment portfolio for a large family office and worked extensively in the public markets as an equity analyst, primarily at the global investment bank, Credit Suisse.

About Goodness Growth Holdings, Inc.

Goodness Growth Holdings, Inc., is a physician-led, science-focused holding company whose mission is to bring the power of plants to the world. The Company’s operations consist primarily of its multi-state cannabis company subsidiary, Vireo Health, Inc., and its science and intellectual property developer, Resurgent Biosciences, Inc. The Company manufactures proprietary, branded cannabis products in environmentally friendly facilities and state-of-the-art cultivation sites, and distributes its products through its growing network of Green Goods® and other retail locations and third-party dispensaries. Its team of more than 500 employees are focused on the development of differentiated products, driving scientific innovation of plant-based medicines and developing meaningful intellectual property. Today, the Company is licensed to grow, process, and/or distribute cannabis in five markets and operates 18 dispensaries across the United States. For more information about Goodness Growth Holdings, please visit www.goodnessgrowth.com.

Contact Information

Investor Inquiries:

Sam Gibbons

Vice President, Investor Relations

samgibbons@goodnessgrowth.com

(612) 314-8995

Media Inquiries:

Amanda Hutcheson

Senior Manager, Communications

amandahutcheson@goodnessgrowth.com

(919) 815-1476